Exhibit 99.1

agilon health Reports Third Quarter 2024 Results
Revenue increased 28% to $1.45 billion, Medicare Advantage membership increased 37% to 525,000, and total members on the agilon platform grew 39% to 657,000
Third quarter results were affected by lower-than-expected 2024 risk adjustment, negative prior year development mainly from risk adjustment and Part D, and higher current year medical expenses
Adjusted full year guidance reflects Q3 results and updated Q4 cost trends
AUSTIN, T.X., November 7, 2024 – agilon health, inc. (NYSE: AGL), the trusted partner empowering physicians to transform health care in our communities, today announced results for the third quarter ended September 30, 2024.
“Our full-risk model enables primary care physicians to deliver high-quality care to their senior patients. Our Q3 results show that our membership is growing across our 26 partnerships, and it also highlights why we are taking necessary actions to strengthen execution within our platform and proactively manage the challenging Medicare Advantage environment,” said Steve Sell, chief executive officer. “Against that backdrop, we have initiated steps with select partners to exit two unprofitable partnerships and other payor contracts by the end of 2024. While the overall Medicare Advantage environment will eventually realign, it is important that we take these actions in the interim to strengthen the run-rate for our business into 2025 and better position our platform and network for long-term success.”
Third Quarter 2024 Results:
•Compared to previous guidance, third quarter 2024 gross profit and medical margin was negatively impacted as a result of additional information received from payors in the third quarter. This included prior year development of $60 million primarily related to risk adjustment revenue and Part D medical expense; a reduction of estimated 2024 risk adjustment of $65 million; and higher current year medical expense of $25 million primarily in the third quarter.
•Total members on the agilon platform increased to 657,000 as of September 30, 2024, comprising 525,000 Medicare Advantage members and 132,000 ACO model beneficiaries. Medicare Advantage membership increased 37% year-over-year, with 4.8% growth in same-partner geographies.
•Total revenue of $1.45 billion in the third quarter 2024 increased 28% compared to $1.14 billion in the third quarter 2023. Year-over-year total revenue growth was primarily driven by membership growth in new markets and same geography growth.
•Gross profit was negative $64 million in the third quarter 2024 compared to positive $37 million in the third quarter 2023. Net loss was $118 million in the third quarter 2024 compared to a net loss of $31 million in the third quarter 2023. The year-over-year reduction in gross profit and higher net losses resulted from the factors discussed above.
•Medical margin was negative $58 million during the third quarter 2024, compared to $111 million for the same period 2023. The $169 million year-over-year medical margin reduction also resulted from the factors mentioned above.
•Adjusted EBITDA loss was $96 million in the third quarter 2024 compared to positive $6 million for the same period in 2023. The year-over-year change is attributable to the factors discussed above.

Key Financial and Operating Metrics ($M):
(Third Quarter 2024 vs. 2023)

	Three Months Ended September 30,		Change
	2024	2023	% YoY
Medicare Advantage Members[1]	525,000	384,000	37%
ACO Model Members[1,2]	132,000	88,000	51%
Total Members Live on Platform[1,2]	657,000	472,000	39%
Avg. Medicare Advantage Members	535,000	389,000	38%
Total revenues	$1,451	$1,137	28%
Gross Profit	($64)	$37	NM
Medical Margin	($58)	$111	(153%)
Net (Loss) Income	($118)	($31)	NM
Adjusted EBITDA[3]	($96)	$6	NM
Geography Entry Costs	$7	$18	(60%)
1.Membership metrics reflect end of period results.
2.agilon’s ACO model entities are not included within its consolidated financial results.
3.agilon’s ACO model entities contributed $12 million to Adjusted EBITDA during the third quarter 2024 and $18 million in third quarter 2023.
Capital Position and Balance Sheet:
agilon health’s balance sheet as of September 30, 2024 included cash, cash equivalents and marketable securities of $399 million and total debt of $35 million. At the end of the quarter agilon health had $113 million of cash associated with the Company’s unconsolidated ACO model entities.
Outlook for Fiscal Year 2024 ($M):
Guidance below includes results from the third quarter 2024 and updated cost trends for the fourth quarter 2024. Medical margin guidance below includes approximately $100 million of negative prior period development. Guidance for fiscal year 2024 does not reflect the impact of actions the Company is currently undertaking or plans to take before the close of the fiscal year.

	Year Ended December 31, 2024
	Updated Guidance		Previous Guidance
	Low	High	Low	High
Medicare Advantage Members[1]	526,000	528,000	518,000	520,000
ACO Model Members[1,2]	127,000	129,000	123,000	128,000
Total Members Live on Platform[1]	653,000	657,000	641,000	648,000
Avg. Medicare Advantage Members	522,000	522,000	513,000	514,000
Total Revenues	$6,050	$6,065	$6,010	$6,040
Medical Margin	$210	$240	$400	$450
Adjusted EBITDA[3]	($155)	($135)	($60)	($15)
Geography Entry Costs[4]	$37	$33	$55	$45
1.Membership reflects management’s outlook for end of period.
2.agilon’s partnered ACO model entities are not consolidated within its financial results.

3.Adjusted EBITDA contribution from ACO model is expected to be approximately $38 million for fiscal year 2024.
4.Geography Entry Costs represent the corresponding expense included in the low-end and high-end of management’s outlook for adjusted EBITDA.
Outlook for Fourth Quarter 2024 ($M):

	Quarter Ended December 31, 2024
	Low	High
Medicare Advantage Members[1]	526,000	528,000
ACO Model Members[1,2]	127,000	129,000
Total Members Live on Platform[1]	653,000	657,000
Avg. Medicare Advantage Members	526,000	527,000
Total Revenues	$1,512	$1,527
Medical Margin	$5	$35
Adjusted EBITDA[3]	($85)	($65)
Geography Entry Costs[4]	$14	$10
1.Membership reflects management’s outlook for end of period.
2.agilon’s partnered ACO model entities are not consolidated within its financial results.
3.Adjusted EBITDA contribution from ACO model is expected to be approximately $5 million for the fourth quarter 2024.
4.Geography Entry Costs represent the corresponding expense included in the low-end and high-end of management’s outlook for adjusted EBITDA.
The Company has not reconciled guidance for medical margin to gross profit or adjusted EBITDA to net income (loss), the most comparable GAAP measures, and has not provided forward-looking guidance for net income (loss) in each case because of the uncertainty around certain items that may impact gross profit or net income (loss), including non-cash stock-based compensation.
Webcast and Conference Call:
agilon health will host a conference call to discuss third quarter 2024 results on Thursday, November 7, 2024 at 4:30 PM Eastern Time. The conference call can be accessed by dialing (833) 470-1428 for U.S. participants and +1 (404) 975-4839 for international participants and referencing participant code 520026. A simultaneous listen-only, live webcast can be accessed by visiting the “Events & Presentations” section of agilon’s Investor Relations website at https://investors.agilonhealth.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call.
About agilon health
agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process, and access to a peer network of 2,800+ PCPs that allow its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the healthcare system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is the trusted partner in 30+ diverse communities and is here to help more of our nation's leading physician groups and health systems have a sustained, thriving future. For more information visit www.agilonhealth.com and connect with us on Instagram, LinkedIn and YouTube.
Forward-Looking Statements
Statements in this release that are not historical factual statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms. Examples of forward-looking statements include, among other things: statements regarding our expectations related to operating and financial results, our ability to negotiate more favorable economic terms in our payor contracts, the value of and demand for our full-risk model for primary care physicians, the strengthening of our value proposition to physicians and payers, our ability to efficiently exit unprofitable markets, and our long-term opportunities and strategic growth plans and alignment with the macro environment, expected revenue, medical costs, net income and gross profit, total and average membership, Adjusted EBITDA, Medical Margin, geography entry costs and other financial projections and assumptions, including our fiscal year and third quarter 2024 guidance. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. These risks and uncertainties that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, but are not limited to: our history of net losses and the expectation that our expenses will increase in the future; failure to identify and develop successful new geographies, physician partners and payors, or execute upon our growth initiatives; success in executing our operating strategies or achieving results consistent with our historical performance; medical expenses incurred on behalf of our members may exceed revenues we receive; our ability to secure contracts with Medicare Advantage payors; our ability to grow new physician partner relationships sufficient to recover startup costs; availability of additional capital, on acceptable terms or at all, to support our business in the future; significant reduction in our membership; transition to a Total Care Model may be challenging for physician partners; public health crises, such as COVID-19, could adversely affect us; inaccuracy in estimates of our members’ risk adjustment factors, medical services expense, incurred but not reported claims, and earnings pursuant to payor contracts; the impact of restrictive clauses or exclusivity provisions in some of our contracts with physician partners; our ability to hire and retain qualified personnel; our ability to realize the full value of our intangible assets; security breaches, cybersecurity attacks, loss of data and other disruptions to our information systems; our ability to protect the confidentiality of our know-how and other proprietary and internally developed information; reliance on our subsidiaries; Environmental, Social, and Governance issues; reliance on a limited number of key payors; the limited terms of contracts with our payors and our ability to renew them upon expiration; our ability to navigate the changing healthcare payor market reliance on our payors, physician partners and other providers to operate our business; our ability to obtain accurate and complete diagnosis data; reliance on third-party software, data, infrastructure and bandwidth; consolidation and competition in the healthcare industry; the impact of changes to, and dependence on, federal government healthcare programs; uncertain or adverse economic and macroeconomic conditions, including a downturn or decrease in government expenditures; regulation of the healthcare industry and our and our physician partners’ ability to comply with such laws and regulations; federal and state investigations, audits and enforcement actions; repayment obligations arising out of payor audits; negative publicity regarding the managed healthcare industry generally; our use, disclosure and processing of personally identifiable information, protected health information, and de-identified data; failure to obtain or maintain an insurance license, a certificate of authority or an equivalent authorization; lawsuits not covered by insurance; changes in tax laws and regulations, or changes in related judgments or assumptions; our indebtedness and our potential to incur more debt; dependence on our subsidiaries for cash to fund all of our operations and expenses; provisions in our governing documents; ability to achieve a return on your investment depends on appreciation in the price of our common stock; the material weakness in our internal control over financial reporting and our ability to remediate such material weakness; and risks related to other factors discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which can be found at the SEC’s website at www.sec.gov. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

agilon health, inc.
Condensed Consolidated Balance Sheets
In thousands, except per share data

	September 30, 2024	December 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$148,161	$107,570
Restricted cash and equivalents	5,629	6,759
Marketable securities	244,766	380,773
Receivables, net	1,368,349	942,461
Prepaid expenses and other current assets, net	44,854	42,513
Total current assets	1,811,759	1,480,076
Property and equipment, net	28,194	27,576
Intangible assets, net	73,412	63,769
Goodwill	24,133	24,133
Other assets	153,913	145,312
Total assets	$2,091,411	$1,740,866
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Medical claims and related payables	$1,190,665	$737,724
Accounts payable, accrued expenses and other	218,492	239,432
Total current liabilities	1,409,157	977,156
Long-term debt, net of current portion	34,884	32,308
Other liabilities	72,498	70,381
Total liabilities	1,516,539	1,079,845

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $0.01 par value: 2,000,000 shares authorized; 411,960 and 406,387 shares issued and outstanding, respectively	4,120	4,064
Additional paid-in capital	2,051,638	1,986,899
Accumulated deficit	(1,481,187)	(1,326,826)
Accumulated other comprehensive income (loss)	301	(2,298)
Total agilon health, inc. stockholders' equity (deficit)	574,872	661,839
Noncontrolling interests	—	(818)
Total stockholders’ equity (deficit)	574,872	661,021
Total liabilities and stockholders’ equity (deficit)	$2,091,411	$1,740,866

agilon health, inc.
Condensed Consolidated Statements of Operations
In thousands, except per share data
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenues:
Medical services revenue	$1,447,697	$1,133,457	$4,528,471	$3,253,810
Other operating revenue	3,235	3,406	9,573	6,480
Total revenues	1,450,932	1,136,863	4,538,044	3,260,290
Expenses:
Medical services expense	1,505,950	1,022,871	4,323,852	2,853,266
Other medical expenses	9,149	77,153	171,096	242,486
General and administrative (including noncash stock-based compensation expense of $13,259, $20,619, $48,375, and $53,650, respectively)	63,123	72,058	209,157	221,064
Depreciation and amortization	6,218	4,075	17,969	11,308
Total expenses	1,584,440	1,176,157	4,722,074	3,328,124
Income (loss) from operations	(133,508)	(39,294)	(184,030)	(67,834)
Other income (expense):
Income (loss) from equity method investments	2,047	14,659	17,686	24,507
Other income (expense), net	16,061	5,423	26,794	20,402
Interest expense	(1,622)	(1,617)	(4,603)	(4,665)
Income (loss) before income taxes	(117,022)	(20,829)	(144,153)	(27,590)
Income tax benefit (expense)	590	(1,210)	306	(524)
Income (loss) from continuing operations	(116,432)	(22,039)	(143,847)	(28,114)
Discontinued operations:
Income (loss) before gain (loss) on sales	(1,183)	(9,444)	(1,701)	(4,205)
Gain (loss) on sales of assets, net	—	—	(8,763)	—
Total discontinued operations	(1,183)	(9,444)	(10,464)	(4,205)
Net income (loss)	(117,615)	(31,483)	(154,311)	(32,319)
Noncontrolling interests’ share in (earnings) loss	—	47	(50)	156
Net income (loss) attributable to common shares	$(117,615)	$(31,436)	$(154,361)	$(32,163)

Net income (loss) per common share, basic and diluted
Continuing operations	$(0.29)	$(0.06)	$(0.35)	$(0.07)
Discontinued operations	$—	$(0.02)	$(0.03)	$(0.01)
Weighted average shares outstanding
Basic	411,591	405,787	410,604	412,077
Diluted	411,591	405,787	410,604	412,077

agilon health, inc.
Condensed Consolidated Statements of Cash Flows
In thousands
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(154,311)	$(32,319)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	17,969	15,014
Stock-based compensation expense	48,375	53,980
Loss (income) from equity method investments	(17,686)	(24,507)
Distributions of earnings from equity method investments	3,340	—
(Gain) loss on sale of assets, net	3,784	—
Other noncash items	(491)	(1,511)
Changes in operating assets and liabilities:	24,824	(105,690)
Net cash provided by (used in) operating activities	(74,196)	(95,033)
Cash flows from investing activities:
Purchase of property and equipment	(9,985)	(11,898)
Purchase of intangible assets	(18,877)	(3,535)
Investment in loans receivable and other	(9,742)	(8,778)
Investments in marketable securities	(12,006)	(107,020)
Proceeds from maturities of marketable securities and other	166,828	133,894
Net cash paid in business combination	—	(44,479)
Net cash provided by (used in) investing activities	116,218	(41,816)
Cash flows from financing activities:
Proceeds from equity issuances, net	1,189	11,462
Common stock repurchase	—	(200,000)
Repayments of long-term debt	(3,750)	(3,750)
Net cash provided by (used in) financing activities	(2,561)	(192,288)
Net increase (decrease) in cash, cash equivalents and restricted cash and equivalents	39,461	(329,137)
Cash, cash equivalents and restricted cash and equivalents from continuing operations, beginning of period	114,329	475,912
Cash, cash equivalents and restricted cash and equivalents from discontinued operations, beginning of period	—	31,768
Cash, cash equivalents and restricted cash and equivalents, beginning of period	114,329	507,680
Cash, cash equivalents and restricted cash and equivalents from continuing operations, end of period	153,790	169,660
Cash, cash equivalents and restricted cash and equivalents from discontinued operations, end of period	—	8,883
Cash, cash equivalents and restricted cash and equivalents, end of period	$153,790	$178,543

agilon health, inc.
Key Operating Metrics
In thousands
(unaudited)
GROSS PROFIT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Total revenues	$1,450,932	$1,136,863	$4,538,044	$3,260,290
Medical services expense	(1,505,950)	(1,022,871)	(4,323,852)	(2,853,266)
Other medical expenses(1)	(9,149)	(77,153)	(171,096)	(242,486)
Gross profit	$(64,167)	$36,839	$43,096	$164,538
______________________________________________________________
(1)Represents physician compensation expense related to surplus sharing and other care management expenses that help to create medical cost efficiency. Includes costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended September 30, 2024 and 2023, costs incurred in implementing geographies were $1.4 million and $10.3 million, respectively. For the nine months ended September 30, 2024 and 2023, costs incurred in implementing geographies were $2.0 million and $20.3 million, respectively.

GENERAL AND ADMINISTRATIVE COSTS, INCLUDING PLATFORM SUPPORT COSTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Platform support costs	$42,353	$41,590	$129,752	$126,923
Geography entry costs(1)	5,857	8,064	21,182	28,620
Severance and related costs	1,453	—	4,736	188
Stock-based compensation expense	13,259	20,619	48,375	53,650
Other(2)	201	1,785	5,112	11,683
General and administrative	$63,123	$72,058	$209,157	$221,064
______________________________________________________________
(1)Represents direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets.
(2)Includes transaction-related costs.
Our platform support costs, which include regionally-based support personnel and other operating costs to support our geographies, are expected to decrease over time as a percentage of revenue as our physician partners add members and our revenue grows. Our operating expenses at the enterprise level include resources and technology to support payor contracting, clinical program development, quality, data management, finance, and legal and compliance functions.

agilon health, inc.
Non-GAAP Financial Measures
In thousands
(unaudited)
MEDICAL MARGIN

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Gross profit(1)	$(64,167)	$36,839	$43,096	$164,538
Other operating revenue	(3,235)	(3,406)	(9,573)	(6,480)
Other medical expenses	9,149	77,153	171,096	242,486
Medical margin	$(58,253)	$110,586	$204,619	$400,544
______________________________________________________________
(1)Gross profit is defined as total revenues less medical services expense and other medical expenses.
ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss)(1)	$(117,615)	$(31,483)	$(154,311)	$(32,319)
(Income) loss from discontinued operations, net of income taxes	1,183	9,444	10,464	4,205
Interest expense	1,622	1,617	4,603	4,665
Income tax expense (benefit)	(590)	1,210	(306)	524
Depreciation and amortization	6,218	4,075	17,969	11,308
Severance and related costs	1,453	—	4,736	188
Stock-based compensation expense	13,259	20,619	48,375	53,650
EBITDA adjustments related to equity method investments(2)	9,719	3,702	15,025	8,426
Other(3)	(11,718)	(3,631)	(16,800)	(8,587)
Adjusted EBITDA	$(96,469)	$5,553	$(70,245)	$42,060
______________________________________________________________
(1)Includes direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended September 30, 2024 and 2023, (i) $1.4 million and $10.3 million, respectively, are included in other medical expenses and (ii) $5.8 million and $8.0 million, respectively, are included in general and administrative expenses. For the nine months ended September 30, 2024 and 2023, (i) $2.0 million and $20.3 million, respectively, are included in other medical expenses and (ii) $21.2 million and $28.6 million, respectively, are included in general and administrative expenses.
(2)Includes elimination of certain administrative services provided by agilon health, inc. to equity method investments.
(3)Includes interest income, transaction-related costs and elimination of certain administrative services provided by agilon health, inc. to equity method investments.

agilon health, inc.
Supplemental Financial Information
In thousands
(unaudited)

	Three Months Ended September 30, 2024		Nine Months Ended September 30, 2024
	Medicare Advantage (Consolidated)	CMS ACO Models (Unconsolidated)	Medicare Advantage (Consolidated)	CMS ACO Models (Unconsolidated)
Medical services revenue	$1,447,697	$454,410	$4,528,471	$1,341,484
Other operating revenue	3,235	—	9,573	—
Total revenues	1,450,932	454,410	4,538,044	1,341,484
Medical services expense	(1,505,950)	(413,189)	(4,323,852)	(1,218,902)
Other medical expenses	(9,149)	(23,817)	(171,096)	(71,490)
Gross profit	(64,167)	17,404	43,096	51,092
Other operating revenue	(3,235)	—	(9,573)	—
Other medical expenses	9,149	23,817	171,096	71,490
Medical margin	$(58,253)	$41,221	$204,619	$122,582

Certain of our operations are not consolidated for the period presented because we do not have the ability to control certain activities due to another party’s control of the entities’ board of directors. Although revenues of the unconsolidated operations are not recorded as revenues by us, income (loss) from equity method investments is nonetheless a significant portion of our overall earnings. See Note 14 to the Condensed Consolidated Financial Statements in the Quarterly Report on Form 10-Q for the period ending September 30, 2024 for additional discussion on our equity method investments.

In addition to providing results that are determined in accordance with GAAP, we present Medical Margin and Adjusted EBITDA, which are non-GAAP financial measures.
We define Medical Margin as medical services revenue after medical services expense is deducted. Medical services expense represents costs incurred for medical services provided to our members. As our platform matures over time, we expect Medical Margin to increase in absolute dollars. However, Medical Margin per member per month (PMPM) may vary as the percentage of new members brought onto our platform fluctuates. New membership added to the platform is typically dilutive to Medical Margin PMPM. We believe this metric provides insight into the economics of our capitation arrangements as it includes all medical services expense directly associated with our members’ care.
We define Adjusted EBITDA as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations, net of income taxes, (ii) interest expense, (iii) income tax expense (benefit), (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) severance and related costs, and (vii) certain other items that are not considered by us in the evaluation of ongoing operating performance. We reflect our share of Adjusted EBITDA for equity method investments by applying our actual ownership percentage for the period to the applicable reconciling items on an entity-by-entity basis.
Gross profit is the most directly comparable GAAP measure to Medical Margin. Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA.
We believe Medical Margin and Adjusted EBITDA help identify underlying trends in our business and facilitate evaluation of period-to-period operating performance of our operations by eliminating items that are variable in nature and not considered by us in the evaluation of ongoing operating performance, allowing comparison of our recurring core business operating results over multiple periods. We also believe Medical Margin and Adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We believe Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance. Other companies may calculate Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures differently from the way we calculate these metrics. As a result, our presentation of Medical Margin and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, limiting their usefulness as comparative measures.

Contacts
Investor Contact
Leland Thomas
Investor Relations
investors@agilonhealth.com
Media Contact
Maureen Merkle
Communications
media@agilonhealth.com
Source: agilon health